Exhibit 99.1

Preliminary Results of Operations: First Quarter Summary

We are in the process of finalizing our unaudited interim consolidated financial statements as at March 31, 2013 and for the three months ended March 31, 2013, and expect to be in a position to issue our full quarterly financial statements and file our Form 10-Q on or before May 10, 2013. The following selected quarterly financial information presents our preliminary unaudited interim financial results for the period and our most recent financial position as of the date thereof.

Selected Quarterly Financial Information

	Three Months Ended March 31,
	2013	2012
	(in millions)
Sales	$1,074	$1,054
Operating (loss) income	(50)	26
Net (loss) income including noncontrolling interests	(5)	33
Net (loss) income	(5)	23
Cash and cash equivalents	$215	$410
Total assets	6,231	6,336
Adjusted EBITDA (1)
Newsprint	$16	$39
Coated papers	6	9
Specialty papers	19	27
Market pulp	9	(13)
Wood products	25	3
Corporate / other	(3)	6
Total	72	71

(1)	Earnings before interest expense, income taxes and depreciation, or “EBITDA”, adjusted EBITDA and adjusted EBITDA margin are not financial measures recognized under generally accepted accounting principles, or “GAAP”. EBITDA is calculated as net (loss) income including noncontrolling interests from the consolidated statements of operations, adjusted for interest expense, income taxes and depreciation, amortization and cost of timber harvested. Adjusted EBITDA means EBITDA, excluding special items such as foreign exchange translation gains and losses, employee termination costs, closure costs, impairment and other related charges, inventory write-downs related to closures, start up costs of idled mills, gains and losses on dispositions of assets, post-emergence costs, transaction costs and other charges or credits that are excluded from our segments’ performance from GAAP operating income (loss). Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of sales. We believe that using measures such as EBITDA, adjusted EBITDA and adjusted EBITDA margin is useful because they are consistent with the indicators management uses internally to measure the Company’s performance and it allows the reader to more easily compare our ongoing operations and financial performance from period to period.

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	Three Months Ended March 31,
	2013	2012
	(in millions)
Net (loss) income including noncontrolling interests	$(5)	$33
Interest expense	14	16
Income tax benefit	(41)	(10)
Depreciation and amortization	60	57
EBITDA	$28	$96
Foreign exchange translation loss (gain)	5	(12)
Employee termination costs	—	2
Closure costs, impairment and other related charges (a)	40	5
Inventory write-downs related to closures	4	—
Start up costs of idled mill	15	—
Net gain on disposition of assets	—	(23)
Post-emergence costs	—	2
Transaction costs	3	4
Other income, net	(23)	(3)
Adjusted EBITDA	$72	$71

(a)	Includes non-cash accelerated depreciation of $35 million for the three months ended March 31, 2013.

Overview

In the first quarter of 2013, we recorded an operating loss of $50 million, compared to operating income of $26 million in the first quarter of 2012. Excluding special items, operating income was $12 million, compared to $14 million in the year ago period.

Our net loss in the quarter was $5 million, on sales of $1,074 million. Net income was $28 million when excluding special items. This compares to net income of $23 million in the first quarter of 2012, or $7 million when excluding special items, on sales of $1,054 million.

	Three Months Ended March 31, 2013
Special items, net of tax	Operating income (loss)	Net income (loss)
	(in millions)
GAAP	$(50)	(5)
Adjustments for special items
Charge on non-cash translation of Canadian dollar net monetary assets	—	7
Closure costs, impairment and other related charges	40	25
Inventory write-downs related to closures	4	2
Start-up costs of idled mill	15	11
Transaction costs	3	3
Other income, net	—	(15)
GAAP, as adjusted for special items	$12	28

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	Three Months Ended March 31, 2012
Special items, net of tax	Operating income (loss)	Net income (loss)
	(in millions)
GAAP	$26	23
Adjustments for special items
Gain on non-cash translation of Canadian dollar net monetary assets	—	(15)
Severance	2	1
Closure costs, impairment and other related charges	5	4
Net gain on disposition of assets	(23)	(12)
Post-emergence expenses	—	1
Transaction costs	4	4
Other income, net	—	(2)
Non-cash charge for reorganization-related and other tax adjustments	—	3
GAAP, as adjusted for special items	$14	7

	Three months ended March 31, 2013
	newsprint	coated papers	specialty papers	market pulp	wood products
	(in millions)
Net (loss) income including noncontrolling interests	$(2)	$(3)	$9	$(4)	$16
Depreciation and amortization	18	9	10	13	9
EBITDA (a)	$16	$6	$19	$9	$25

	Three months ended March 31, 2012
	newsprint	coated papers	specialty papers	market pulp	wood products
	(in millions)
Net income (loss) including noncontrolling interests	$21	$(1)	$15	$(21)	$(6)
Depreciation and amortization	18	10	12	8	9
EBITDA (a)	$39	$9	$27	$(13)	$3

(a)	The items reconciling adjusted EBITDA to EBITDA do not apply to any of the individual segments.

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Q1 of 2013 vs. Q1 of 2012

Adjusted EBITDA Variance Tables

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Summary of Variances

•	Foreign exchange (or “FX”). The favorable variance stems from a lower average Canadian dollar against the U.S. dollar in the period.
•	Sales price. We gained $16 million in overall pricing over the first quarter of 2012, reflecting a $106 per thousand board feet increase in average transaction price in the wood products segment ($36 million), offset by a $26 per metric ton drop in average transaction price in newsprint ($14 million) and lower levels in specialty papers ($4 million) and market pulp, in large part as a result of a significant decrease in pricing for fluff pulp ($4 million).
•	Volume. The reduction is due mainly to our 2012 efforts to adjust to market dynamics by focusing our production in our most cost-effective mills, as a result of which we operated four fewer machines overall compared to the year-ago period. Shipments were down: 70,000 metric tons in newsprint; 36,000 short tons in coated papers; and 40,000 short tons in specialty papers. Shipments were up 175,000 metric tons in market pulp, reflecting the net result of adding the three Fibrek mills and operational configuration adjustments. Shipments were down 29 million board feet in wood products, due mainly to the closure of our Oakhill, Nova Scotia, facility in the second half of 2012. Compared to the first quarter of 2012, we took approximately 116,000 metric tons less downtime in our newsprint, specialty and market pulp segments, including 39,000 metric tons associated with machines that were closed later in 2012. Inventories rose 59,000 metric tons in market pulp because of Fibrek, and 37,000 metric tons in newsprint.
•	Costs. Our costs improved due in part to: our continued asset optimization and labor restructuring initiatives ($13 million); timing of annual outage at our Coosa Pines mill ($8 million), which has been delayed to the second quarter; and the idling of the Mersey facility last June ($6 million). Costs were unfavorably affected by higher steam costs ($4 million) because of an increase in natural gas prices and harsher winter conditions. We also experienced higher wood costs ($10 million) as a result of reduced wood availability at U.S. mills due to heavy rain, and an increase in stumpage fees in Canadian provinces, which are linked to lumber selling prices.
•	SG&A. Selling, general and administrative expenses (adjusted for special items, of which only transaction costs apply) were $9 million higher, primarily because we collected in the first quarter of 2012 a refund of certain group benefit premiums paid in prior years ($9 million).
•	Fibrek. Fibrek’s results of operations have been included in our consolidated financial statements, in the market pulp segment, since May 2, 2012, the date we acquired a controlling interest. After the costly catch-up maintenance and environmental work we performed at the Saint-Felicien mill in the second half of 2012, together with the two U.S. recycled bleached kraft pulp mills, the former Fibrek mills generated $11 million of adjusted EBITDA in the period.
•	Other. The difference relates mainly to first quarter 2012 items, namely: maintenance costs incurred for Gatineau and Dolbeau ($5 million) and unfavorable inventory variation adjustments because of extensive downtime.

We generated $8 million of incremental EBITDA with external sales of power from our cogeneration facilities in Saint-Felicien and Dolbeau, which operated throughout the quarter, and Thunder Bay, which started up only in the last 10 days of the quarter.

Because we have not yet issued our unaudited interim consolidated financial statements for our first quarter ended March 31, 2013, and have not yet filed on quarterly report on Form 10-Q, we caution you that the selected financial data shown above do not represent, nor was it derived from, comprehensive financial statements prepared in accordance with Regulation S-X. As such, this discussion and any other discussion in this offering memorandum concerning preliminary results for the period and our preliminary financial position as of the end thereof are subject to risks and uncertainties.

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Canadian Pension Funding

We refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Employee Benefit Plans — Canadian Pension Funding” for a description of the funding relief measures, solvency deficit and corrective measures related to our material Canadian registered pension plans.

We continue to work with our stakeholders, including employees, retirees and unions, and also the provincial governments of Quebec and Ontario and the related pension regulators, to reach an outcome that is consistent with what we believe was the objective of the funding relief measures: balancing the need to meet our obligations to retirees while giving us the funding stability we need to manage our business.

While there can be no assurance that we will reach a satisfactory outcome, we have made meaningful progress in our discussions to date, making us optimistic that a favorable resolution is within reach in the near-term. Consistent with the objectives of the funding relief measures, we would be prepared to accept moderate incremental contributions to secure longer-term funding stability.

Should we fail to reach a satisfactory resolution, at this time, we cannot estimate the additional contributions, if any, that may be made or required in future years in respect of the corrective measures, but they could be material, which would negatively impact our cash flows and materially affect our results of operations or financial condition. See “We could be required to make contributions to our Canadian pension plans at levels that could be significantly higher than expected, which could have an adverse impact on our financial condition” in the Risk Factors section of this offering memorandum for more information on the associated risks and uncertainties.

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